Exhibit (4.26)

EXECUTION COPY

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT (this “Agreement”) dated as of January 20, 2012 among CITICORP NORTH AMERICA, INC., as administrative and collateral agent under the Revolver Facility on behalf of the Revolver Secured Parties (in such capacity, with its successors and assigns, the “Revolver Agent”) and as administrative and collateral agent under the Term Facility on behalf of the Term Secured Parties (in such capacity, with its successors and assigns, the “Term Agent”, and in its capacity as Revolver Agent or Term Agent, or both, as the context may require, the “Agent”), EASTMAN KODAK COMPANY (the “Company”) and the Grantors.

WHEREAS, on January 19, 2012 (the “Petition Date”), each of the Grantors filed voluntary petitions with the Bankruptcy Court (as such term and each other capitalized term used but not defined in these recitals is defined in Section 1 below) commencing their respective cases that are pending under chapter 11 of the Bankruptcy Code (the “Cases”) and have continued in the possession of their assets and in the management of their business pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, on January 20, 2012, the Bankruptcy Court entered the Interim Order approving on an interim basis the DIP Credit Agreement, and providing inter alia, that (i) the obligations under the Facilities shall constitute allowed senior administrative expense claims against each of the Grantors with priority over any and all administrative expenses, adequate protection claims, diminution claims and all other claims against the Grantors, now existing or hereafter arising, of any kind whatsoever, and (ii) the obligations under the Facilities shall be secured by fully perfected security interests in and Liens upon all pre-and post-petition property of the Grantors, subject to the Carve-Out, whether existing on the Petition Date or thereafter acquired, including any cash and any investments of such cash, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date, contracts, properties, plants, equipment, general intangibles, documents, instruments, interest in leaseholds, real properties, patents, copyrights, trademarks, trade names, other intellectual property, equity interests, and the proceeds of all of the foregoing and, subject only to and effective upon entry of the Final Order, the Avoidance Proceeds (as further defined herein, collectively, the “Collateral”);

WHEREAS, the respective priorities of the Revolver Facility, the Term Facility and other parties claiming Liens on all or any part of the Collateral are as set forth in the Interim Order and upon entry by the Bankruptcy Court of the Final Order shall be as set forth therein;

WHEREAS, the Company has entered into that certain Debtor-In-Possession Credit Agreement, dated as of January 20, 2012 (the “DIP Credit Agreement”), among the Company and Kodak Canada Inc., as borrowers, the lenders party thereto and the Agent, as agent for the lenders;

WHEREAS, concurrently with the entering into of this Agreement, the Grantors and the Agent entered into that certain US Security Agreement securing the obligations of such Grantors in respect of the Term Facility and the Revolver Facility (the “Security Agreement”);

WHEREAS, the Grantors will from time to time after the date hereof execute and deliver Collateral Documents granting additional Liens securing both the Revolver Facility and the Term Facility;

WHEREAS, the Revolver Secured Parties and the Term Secured Parties  have different Lien priorities with respect to the different Types of Collateral that are subject to the Liens granted under the Collateral Documents and the Orders; and

WHEREAS, it is a condition to effectiveness of the DIP Credit Agreement that the parties hereto enter into this Agreement to set forth the relative rights and priorities of the Secured Parties in the different Types of Collateral.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties hereto hereby agree as follows:

Section 1   Definitions.

1.1 Defined Terms.  Terms defined in the DIP Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the DIP Credit Agreement.  The following terms, as used herein, have the following meanings:

“Agent” has the meaning set forth in the preamble to this Agreement.

“Avoidance Actions” shall mean the Grantors’ claims and causes of action under Sections 502(d), 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and all Avoidance Proceeds.

“Avoidance Proceeds” shall mean all proceeds of any Avoidance Action and property received thereby, unencumbered or otherwise, whether by judgment, settlement, or otherwise.

“Cases” has the meaning set forth in the preamble to this Agreement.

“Collateral” means “US Collateral” as that term is defined in the DIP Credit Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Default Remedies” means all rights and remedies of any Secured Party in respect of any Collateral, whether arising pursuant to the DIP Credit Agreement, the Collateral Documents, the Orders or applicable law, the exercise of which is contingent upon default (however defined); provided, however, that, prior to the Revolver Discharge Date, the ACH or wire transfer from a Collection Account to an Agent Sweep Account of ledger or available, as applicable, cash receipts shall not constitute a Default Remedy.

“DIP Credit Agreement” has the meaning set forth in the preamble to this Agreement.

“Discharge Date” means the Revolver Discharge Date or the Term Discharge Date, as the context may require.

“Facilities” means, collectively, the Revolver Facility and the Term Facility.

“Grantors” means, collectively, the Company and each Affiliate of any the Company which grants a Lien pursuant to any Collateral Document.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary proceeding under any bankruptcy, insolvency or similar law with respect to any Grantor, (b) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Grantor or for a substantial part of the property or assets of any Grantor, (c) any voluntary or involuntary winding-up or liquidation of any Grantor, or (d) a general assignment for the benefit of creditors by any Grantor.

“Junior Obligations” means (i) with respect to any Revolver Collateral of any of the Grantors, the Term Obligations and (ii) with respect to any Term Facility Collateral of any of the Grantors, the Revolver Obligations.

“Junior Secured Parties” means (i) with respect to any Revolver Collateral of any of the Grantors, the Term Secured Parties and (ii) with respect to any Term Facility Collateral of any of the Grantors, the Revolver Secured Parties.

“Obligations” means “US Obligations” as that term is defined in the DIP Credit Agreement.

“Petition Date” has the meaning set forth in the preamble to this Agreement.

“Revolver Agent” has the meaning set forth in the preamble to this Agreement.

“Revolver Collateral” means all Revolving Credit Facility Collateral in respect of any US Loan Party.

“Revolver Collateral Enforcement Actions” has the meaning set forth in Section 4.3(a).

“Revolver Collateral Processing and Sale Period” has the meaning set forth in Section 4.3(a).

“Revolver Discharge Date” means the date upon which there has been (a) payment in full in cash of the principal of and interest and premium, if any, on all US Revolving Loans, (b) payment in full of all other Revolver Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (which, for avoidance of doubt, does not include contingent indemnification and similar obligations as to which no claim for payment has at the time been made), (c) cancellation of or the entry into arrangements reasonably satisfactory to the Revolver Agent and the applicable issuing bank with respect to all letters of credit issued and outstanding under the Revolver Facility, (d) with respect to all US Obligations in respect of US Secured Agreements not yet due and payable, the entry into arrangements reasonably satisfactory to the holders of such obligations with respect thereto and (e) termination or expiration of all commitments to lend and all obligations to issue or extend letters of credit under the Revolver Facility.

“Revolver Facility” means “US Revolving Credit Facility” as that term is defined in the DIP Credit Agreement.

“Revolver Obligations” means all US Obligations arising under the Loan Documents in connection with the Revolver Facility or under the US Secured Agreements.

“Revolver Secured Party” means the Revolver Agent and each other holder of a Revolver Obligation.

“Secured Obligations” means the Revolver Obligations and the Term Obligations.

“Secured Parties” means the Revolver Secured Parties and the Term Secured Parties.

“Security Agreement” has the meaning set forth in the preamble to this Agreement.

“Senior Obligations” means (i) with respect to any Revolver Collateral of any of the Grantors, the Revolver Obligations and (ii) with respect to any Term Facility Collateral of any of the Grantors, the Term Obligations.

“Senior Secured Parties” means (i) with respect to any Revolver Collateral of the Grantors, the Revolver Secured Parties and (ii) with respect to any Term Facility Collateral of any of the Grantors, the Term Secured Parties.

“Term Agent” has the meaning set forth in the preamble to this Agreement.

“Term Facility Collateral Enforcement Action Notice” has the meaning set forth in Section 4.3(a).

“Term Facility Collateral Enforcement Actions” has the meaning set forth in Section 4.3(a).

“Term Discharge Date” means the date upon which there has been (a) payment in full in cash of the principal of and interest and premium, if any, on all Term Loans, (b) payment in full of all other Term Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (which, for avoidance of doubt, does not include contingent indemnification and similar obligations as to which no claim for payment has at the time been made),  and (c) termination or expiration of all commitments to lend under the Term Facility.

“Term Obligations” means all Obligations arising under the Loan Documents in connection with the Term Facility.

“Term Secured Party” means the Term Agent and any holder from time to time of Term Obligations, in their capacity as such.

“Type” means either (i) Revolver Collateral or (ii) Term Facility Collateral, as the case may be.

1.2 Terms Generally.  The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (but subject to Section 7.1), (1) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (2) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (3) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (4) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2   Priorities.

2.1 Lien Priorities.  Each of the Secured Parties hereby covenants and agrees that:

(a) Any and all Liens securing Junior Obligations with respect to Collateral of the applicable Type now existing or hereafter created or arising, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly junior to any and all Liens securing Senior Obligations with respect to such Collateral now existing or hereafter created or arising, notwithstanding (1) anything to the contrary contained in any agreement or filing to which any Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances and (2) any provision of the UCC or any applicable law or any other circumstance whatsoever.

(b) Each Junior Secured Party, and the Agent in its capacity as administrative agent for any Junior Secured Parties (i) shall be deemed to have consented to any sale by the Agent for the Senior Secured Parties, upon exercise of its Default Remedies, of any Collateral of the Type as to which the selling Agent represents the holders of Senior Obligations and (ii) agrees that without the consent of the Agent for the Senior Secured Parties, it will not use or apply all or any part of the Junior Obligations to bidding on, or making settlement or payment for any Collateral of the Type as to which it is holder of Junior Obligations, unless the Senior Obligations are paid in full in cash.  It is understood that nothing in this clause (b) is intended to prohibit any Junior Secured Party from exercising any rights expressly granted to it under this Agreement.

(c) (i) Each Revolver Secured Party agrees that until the Term Discharge Date shall have occurred, it shall not exercise any Default Remedy, direct or indirect, against any Term Facility Collateral without the prior written consent of the Term Agent and (ii) each Term Secured Party agrees that until the Revolver Discharge Date shall have occurred, it shall not exercise any Default Remedy, direct or indirect, against any Revolver Collateral without the prior written consent of the Revolver Agent.

(d) It is understood that Sections 2.1(c) and (d) do not restrict the following:

(i) in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, the Agent for the Junior Secured Parties may file a claim or statement of interest with respect to the Collateral of the Type which it holds on their behalf;

(ii) the Agent for the Junior Secured Parties may take any action (not adverse to the prior Liens securing the Senior Obligations, or the rights of the Agent for the Senior Secured Parties or the Senior Secured Parties to exercise remedies in respect thereof) in order to preserve, perfect or protect its Lien on the Collateral which it holds on behalf of the Junior Secured Parties;

(iii) the Junior Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Secured Parties, including without limitation any claims on account of Senior Obligations secured by the applicable Type of Collateral, if any, in each case in accordance with the terms of this Agreement; and

(iv) the Junior Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any bankruptcy, insolvency or similar law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement.

2.2 Prohibition on Contesting Liens.  Each of the Revolver Agent, for itself and on behalf of the Revolver Secured Parties, and the Term Agent, for itself and on behalf of the Term Secured Parties, agrees that it will not, and hereby waives any right to, contest or support any other person in contesting, in any proceeding, the priority, validity or enforceability of any Lien securing Term Obligations or any Lien securing Revolver Obligations, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Agent or any other Secured Party to enforce this Agreement.

2.3 No New Liens.  The parties hereto agree that, so long as the repayment in full in cash of the Senior Obligations has not occurred (and, in the case of Senior Obligations in respect of letters of credit and US Secured Agreements, the lack of arrangements with respect thereto reasonably satisfactory to the applicable issuing bank or holder thereof, as appropriate), none of the Grantors shall, nor shall permit any of its subsidiaries to, (a) grant or permit any additional Liens on any asset to secure any Junior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Senior Obligations or (b) grant or permit any additional Liens on any asset to secure any Senior Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Junior Obligations, with each such Lien to be subject to the provisions of this Agreement.  To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the Secured Parties, the Secured Party to whom such Lien shall have been granted shall, without the need for any further consent of any party to any Loan Document and notwithstanding anything to the contrary in any other Loan Document, be deemed to hold and have held such Lien for the benefit of all Secured Parties as security for all Secured Obligations, subject to the priorities set forth in Section 2.1.

2.4 Automatic Release of Liens Securing Junior Obligations.  If, in connection with the enforcement or exercise of any Default Remedies with respect to the Collateral, including any Disposition of Collateral, the Agent for the Senior Secured Parties, for itself and on behalf of the Senior Secured Parties, releases any of the Liens securing Senior Obligations, the Liens securing Junior Obligations on such Collateral (but not in any proceeds thereof), shall be automatically, unconditionally and simultaneously released, and the Agent for the Junior Secured Parties shall, for itself and on behalf of the other Junior Secured Parties, promptly execute and deliver to the Agent for the Senior Secured Parties (or to another Person upon the instruction of such Agent) such termination statements, releases and other documents as the Agent for the Senior Secured Parties may reasonably request to effectively confirm such release.

2.5 Nature of Revolver Obligations; Priority Not Affected.  The Term Agent, on behalf of itself and the Term Secured Parties, acknowledges that the Revolver Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be repaid and reborrowed without affecting the provisions hereof.  The priorities provided in Section 2.1 shall not be altered or otherwise affected by any amendment, modification, supplement or extension of any Secured Obligation, in each case that is permitted under this Agreement, or by repayment and reborrowing under the Revolver Facility.

2.6 Agreements Regarding Actions to Perfect Liens; Turnover of Collateral.  The Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the UCC) over Collateral, such possession or control is for the benefit of all of the Secured Parties.  Upon the applicable Discharge Date, the Revolver Agent (in the case of the Revolver Discharge Date) or the Term Agent (in the case of the Term Discharge Date) shall take such steps, and execute such documents, agreements and instruments, as the Agent representing the Junior Secured Parties may reasonably request to deliver physical possession or control of the applicable Collateral to such Agent.

2.7 Reinstatement.  If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the Senior Obligations or Junior  Obligations previously made shall be rescinded for any reason whatsoever, then the Senior Obligations or Junior Obligations, as applicable, shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the Senior Secured Parties and the Junior Secured Parties provided for herein.

Section 3   Enforcement Rights.

3.1 No Additional Rights for the Grantors Hereunder.  If any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Grantor shall be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against such Secured Party; provided, however, that no Grantor shall have any liability to any Secured Party or the Agent as a result of any such violation of the terms of this Agreement by any Secured Party or Agent.  Except to the extent expressly set forth in this Agreement, each Grantor shall retain all of its rights and remedies under the Loan Documents and any defense otherwise available to it in any action by any Secured Party.

3.2 Cooperation.  Subject to Section 2.1(d), the Agent, on behalf of itself and in its capacity as administrative agent for each applicable Junior Secured Party, agrees that, unless and until the Discharge Date with respect to the Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Agent for the Senior Secured Parties upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Collateral or any other collateral under any of the applicable Collateral Documents or otherwise in respect of the applicable Junior Obligations relating to the Collateral.

3.3 Actions Upon Breach.

(a) If any Junior Secured Party with respect to a certain Type of Collateral (or any agent or other representative thereof) commences or participates in any action or proceeding with respect to the Collateral in violation of this Agreement, any Senior Secured Party with respect to that same Type of Collateral may intervene and interpose as a defense or dilatory plea, in its name or in the name of one or more of the Grantors, the making of this Agreement.

(b) Should any Junior Secured Party with respect to a certain Type of Collateral (or any agent or other representative thereof) in any way take, attempt to or threaten to take any action with respect to the Collateral (including any attempt to enforce any remedy on the Collateral) in violation of this Agreement, or fail to take any action required by this Agreement, any Senior Secured Party with respect to that same Type of Collateral (in its or their own name or in the name of one or more of the Grantors) may obtain relief against such Junior Secured Party or agent or other representative thereof, by injunction, specific performance and/or other appropriate equitable relief.

Section 4   Cooperation with Respect to Revolver Collateral

4.1 Consent to License to Use Intellectual Property.  The Term Agent (and any purchaser, assignee or transferee of assets as provided in Section 4.3) (a) consents (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the Revolver Agent of a non-exclusive royalty-free license to use during the Revolver Collateral Processing and Sale Period any Patent, Trademark or proprietary information of such Grantor that is subject to a Lien held by the Term Agent (or any Patent, Trademark or proprietary information acquired by such purchaser, assignee or transferee from any Grantor, as the case may be) and (b) grants, in its capacity as a secured party (or as a purchaser, assignee or transferee, as the case may be), to the Revolver Agent a non-exclusive royalty-free license to use during the Revolver Collateral Processing and Sale Period any Patent, Trademark or proprietary information that is subject to a Lien held by the Term Agent (or subject to such purchase, assignment or transfer, as the case may be), in each case in connection with the enforcement of any Lien held by the Revolver Agent upon any inventory or other Revolver Collateral of any Grantor and to the extent the use of such Patent, Trademark or proprietary information is necessary or appropriate, in the good faith opinion of the Revolver Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such inventory in any lawful manner.

4.2 Access to Information.  If the Term Agent takes actual possession of any documentation of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the Term Agent), then upon request of the Revolver Agent and reasonable advance notice, the Term Agent will permit the Revolver Agent or its representative to inspect and copy such documentation if and to the extent the Revolver Agent certifies to the Term Agents that:

(a) such documentation contains or may contain information necessary or appropriate, in the good faith opinion of the Revolver Agent, to the enforcement of the Revolver Agent’s Liens upon any Revolver Collateral; and

(b) the Revolver Agent and the Revolver Secured Parties are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

4.3 Access to Property to Process and Sell Inventory.

(a) (1) If the Revolver Agent commences any action or proceeding with respect to any of its rights or remedies (including, but not limited to, any action of foreclosure), enforcement, collection or execution with respect to the Revolver Collateral (“Revolver Collateral Enforcement Actions”) or if the Term Agent commence any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure), enforcement, collection or execution with respect to the Term Facility Collateral and the Term Agent (or a purchaser at a foreclosure sale conducted in foreclosure of the Term Agent’s Liens) takes actual or constructive possession of Term Facility Collateral of any Grantor (“Term Facility Collateral Enforcement Actions”), then the Term Secured Parties and the Term Agent shall (subject to, in the case of any Term Facility Collateral Enforcement Action, a prior written request by the Revolver Agent to the Term Agent (the “Term Facility Collateral Enforcement Action Notice”)) (x) cooperate with the Revolver Agent (and with its officers, employees, representatives and agents) in its efforts to conduct Revolver Collateral Enforcement Actions in the Revolver Collateral and to finish any work-in-process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, the Revolver Collateral, (y) not hinder or restrict in any respect the Revolver Agent from conducting Revolver Collateral Enforcement Actions in the Revolver Collateral or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the Revolver Collateral, and (z) permit the Revolver Agent, its employees, agents, advisers and representatives, at the cost and expense of the Revolver Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto, which shall not be limited), to enter upon and use the Term Facility Collateral (including, without limitation, equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and intellectual property), for a period commencing on (I) the date of the initial Revolver Facility Collateral Enforcement Action or the date of delivery of the Term Facility Collateral Enforcement Action Notice, as the case may be, and (II) ending on the earlier of the date occurring 180 days thereafter and the date on which all Revolver Collateral (other than Revolver Collateral abandoned by the Revolver Agent in writing) has been removed from the Term Facility Collateral (such period, as the same may be extended with the written consent of the Term Agent as contemplated by the final sentence of this Section 4.3(a)(i), the “Revolver Collateral Processing and Sale Period”), for purposes of:

(a)	assembling and storing the Revolver Collateral and completing the processing of and turning into finished goods any Revolver Collateral consisting of work-in-process;

(b)	selling any or all of the Revolver Collateral located in or on such Term Facility Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;

(c)	removing and transporting any or all of the Revolver Collateral located in or on such Term Facility Collateral;

(d)
 otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the Term Facility Collateral; and/or

(e)
 taking reasonable actions to protect, secure, and otherwise enforce the rights or remedies of the Revolver Secured Parties and/or the Revolver Agent (including with respect to any Revolver Collateral Enforcement Actions) in and to the Revolver Collateral;

provided, however, that nothing contained in this Agreement shall restrict the rights of the Term Agent from selling, assigning or otherwise transferring any Term Facility Collateral prior to the expiration of such Revolver Collateral Processing and Sale Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the Revolver Agent and the Revolver Secured Parties) to be bound by the provisions of this Section 4.3 and Section 4.1.  If any stay or other order prohibiting the exercise of remedies with respect to the Revolver Collateral has been entered by a court of competent jurisdiction, such Revolver Collateral Processing and Sale Period shall be tolled during the pendency of any such stay or other order.  The Term Agent, upon request by the Revolver Agent, may in their sole discretion extend the Revolver Collateral Processing and Sale Period for an additional period of time.

(ii) During the period of actual occupation, use and/or control by the Revolver Secured Parties and/or the Revolver Agent (or their respective employees, agents, advisers and representatives) of any Term Facility Collateral, the Revolver Secured Parties and the Revolver Agent shall be obligated to repair at their expense any physical damage to such Term Facility Collateral resulting from such occupancy, use or control, and to leave such Term Facility Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.  Notwithstanding the foregoing, in no event shall the Revolver Secured Parties or the Revolver Agent have any liability to the Term Secured Parties and/or to the Term Agent pursuant to this Section 4.3(a) as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Facility Collateral existing prior to the date of the exercise by the Revolver Secured Parties (or the Revolver Agent, as the case may be) of their rights under this Section 4.3(a) and the Revolver Secured Parties shall have no duty or liability to maintain the Term Facility Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the Revolver Secured Parties, or for any diminution in the value of the Term Facility Collateral that results from ordinary wear and tear resulting from the use of the Term Facility Collateral by the Revolver Secured Parties in the manner and for the time periods specified under this Section 4.3(a).  Without limiting the rights granted in this Section 4.3(a), the Revolver Secured Parties and the Revolver Agent shall cooperate with the Term Secured Parties and/or the Term Agent in connection with any efforts made by the Term Secured Parties and/or the Term Agent to sell the Term Facility Collateral.

(b) The Term Agent shall be entitled, as a condition of permitting such access and use, to demand and receive assurances reasonably satisfactory to it that the access or use requested and all activities incidental thereto:

(i) will be permitted, lawful and enforceable under applicable law and will be conducted in accordance with prudent manufacturing practices; and

(ii) will be adequately insured for damage to property and liability to persons, including property and liability insurance for the benefit of the Term Agent and the holders of the Term Obligations, at no cost to the Term Agent or such holders.

The Term Agent (x) shall provide reasonable cooperation to the Revolver Agent in connection with the manufacture, production, completion, handling, removal and sale of any Revolver Collateral by the Revolver Agent as provided above and (y) shall be entitled to receive, from the Revolver Agent, fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the Revolver Agent. Notwithstanding the foregoing sentence, the Term Agent and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any inventory subject to any Lien held by the Revolver Agent or to provide any support, assistance or cooperation to the Revolver Agent in respect thereof.

4.4 Term Agent’s Assurances.  The Term Agent may condition its performance of any obligations set forth in this Section 4 upon its prior receipt (without cost to it) of:

(a) such assurances as it may reasonably request to confirm that the performance of such obligation and all activities of the Revolver Agent or its officers, employees and agents in connection therewith or incidental thereto:

(i) will be permitted, lawful and enforceable under applicable law; and

(ii) will not impose upon the Term Agent (or any Term Secured Party) any legal duty, legal liability, expense or risk of uninsured loss; and

(b) such indemnity, security and insurance as the Term Agent may reasonably request in connection therewith.

4.5 Grantor Consent.  The Company and the other Grantors consent to the performance by the Term Agent of its obligations set forth in this Section 4 and acknowledge and agree that neither the Term Agent (nor any holder of Term Obligations) shall ever be accountable or liable for any action taken or omitted by the Revolver Agent or any Revolver Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by the Revolver Agent or any Revolver Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the Revolver Agent or its officers, employees, agents, successors or assigns.

Section 5   Application of Proceeds of Collateral. All cash proceeds received by the Agent in respect of any exercise of Default Remedies with respect to all or any part of the Collateral shall promptly be applied to the Secured Obligations in accordance with the following order of priority:

First:  to the Agent for the Senior Secured Parties with respect to such Collateral, to be applied to the expenses of such sale or other realization of Collateral, including reasonable compensation to agents of and counsel for such Agent, and all expenses, liabilities and advances incurred or made by such Agent in connection therewith;

Second:  to such Agent to be applied to the repayment of Senior Obligations then outstanding with respect to such Collateral whether or not then due and payable (including without limitation amounts required to cash collateralize undrawn letters of credit and other contingent obligations then outstanding that are Senior Obligations, if any, in accordance with the terms of the DIP Credit Agreement) until the Senior Obligations with respect to such Collateral are repaid in full;

Third:  to such Agent to be applied to the repayment of the Junior Obligations then outstanding with respect to such Collateral whether or not then due and payable (including without limitation amounts required to cash collateralize undrawn letters of credit and other contingent obligations then outstanding that are Junior Obligations, in accordance with the terms of the DIP Credit Agreement) until the Junior Obligations with respect to such Collateral are repaid in full;

Fourth:  any surplus then remaining shall be paid to the applicable Grantor or its successors or assigns or to whomsoever may be lawfully entitled to receive the same.

Any proceeds of Collateral that may be received by any Junior Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the Agent for the Senior Secured Parties for the benefit of the Senior Secured Parties, in the same form as received, with any necessary endorsements and each Junior Secured Party hereby authorizes the Agent to make such endorsements as agent for such Junior Secured Party (which authorization, being coupled with an interest, is irrevocable).

Section 6     Access to Information; No Warranties or Liability.

6.1 Access to Information.  If either Agent takes actual possession of any documentation of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of either Agent) identifying or pertaining to the Collateral, then upon request of the other Agent and reasonable advance notice, the Agent in possession thereof will permit the other Agent or its representative to inspect and copy such documentation if and to the extent it certifies that in its reasonable belief:

(a) such documentation contains or may contain information necessary or appropriate, in the good faith opinion of that other Agent, to the enforcement of the Liens upon any Collateral of the Type held by that other Agent; and

(b) the other Agent and the applicable Secured Parties on whose behalf it holds Liens are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

6.2 No Warranties or Liability.

(a) The Term Agent and the Revolver Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any Loan Document.

(b) The Revolver Agent agrees that Term Agent shall have no liability to the Revolver Agent or any Revolver Secured Party, and hereby waives any claim against the Term Agent, arising out of any and all actions which the Term Agent or the Loan Secured Parties may take or permit or omit to take with respect to (i) the Loan Documents (other than this Agreement), (ii) the collection of the Term Obligations or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Term Loan Collateral.

(c) The Term Agent agrees that the Revolver Agent shall have no liability to the Term Agent or any Term Secured Party, and hereby waives any claim against the Revolver Agent, arising out of any and all actions which the Revolver Agent or the Revolver Secured Parties may take or permit or omit to take with respect to (i) the Loan Documents (other than this Agreement), (ii) the collection of the Revolver Obligations or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Revolver Collateral.

Section 7   Miscellaneous.

7.1 Matters Relating to Loan Documents.  The Loan Documents may be amended, supplemented, waived or otherwise modified in accordance with their terms; provided, however, that, without the consent of the Agent, no such amendment, supplement, modification or waiver shall (i) contravene any provision of this Agreement, (ii) increase the aggregate committed amount under the Revolver Facility to an amount greater than the full amount of Revolving Commitments authorized by the Bankruptcy Court in the Final Order plus $50,000,000, or (iii) increase the aggregate principal amount of the Term Loans under the Term Facility to an amount greater than the full amount of Term Loans authorized by the Bankruptcy Court in the Final Order, or permit any Term Loans repaid or prepaid in accordance with the DIP Credit Agreement to be reborrowed.

7.2 Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any Loan Document, the provisions of this Agreement shall govern.

7.3 Continuing Nature of Provisions.  This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the later of the Revolver Discharge Date and the Term Discharge Date; provided the provisions of Section 2.6 hereof shall continue to be effective until all of the obligations to take action on and after the applicable Discharge Date shall be complete.  This is a continuing agreement and the Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, Grantors or any other grantors on the faith hereof.

7.4 Amendments; Waivers.  No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the Agent on behalf of the Secured Parties and to the extent any such amendment or modification shall alter the rights or obligations of any Grantor, the Company.

7.5 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02 OF THE DIP CREDIT AGREEMENT.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

7.6 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.7 Notices.  Unless otherwise specifically provided herein, all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or electronic communication equipment of the sender, or on the date five (5) business days after dispatch by certified or registered mail if mailed.

7.8 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral.

7.9 Headings.  Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

7.10 Severability.  If any provision of this Agreement is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

7.11 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall become effective when it shall have been executed by each party hereto.

7.12 Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties.  None of the Grantors or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement.  Nothing in this Agreement is intended to or shall impair the obligations of the Grantors, which are absolute and unconditional, to pay the Revolver Obligations and the Term Loan Obligations as and when the same shall become due and payable in accordance with their terms.

7.13 Grantor Consent.  By their respective signatures below, the Grantors consent to this Agreement, and accept the benefits of and agree to be bound by the provisions of Sections 2.3, 3.1, 4.5, 5, 6.1 and this Section 7.13.  The Company shall cause each future Grantor to execute and deliver to the Agent an instrument setting forth the same consent and agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CITICORP NORTH AMERICA, INC., as Revolver Agent
By:	/s/ Shane V. Azzara
Name: Shane V. Azzara
Title: Director

CITICORP NORTH AMERICA, INC., as Term Agent
By:	/s/ Shane V. Azzara
Name: Shane V. Azzara
Title: Director

The undersigned consent to the foregoing Intercreditor Agreement, and accept the benefits of and agree to be bound by Sections 2.3, 3.1, 4.5, 5, 6.1 and 7.13 thereof.

EASTMAN KODAK COMPANY
EASTMAN KODAK INTERNATIONAL CAPITAL COMPANY, INC.
FAR EAST DEVELOPMENT LTD.
FPC INC.
KODAK (NEAR EAST), INC.
KODAK AMERICAS, LTD.
KODAK IMAGING NETWORK, INC.
KODAK PORTUGUESA LIMITED
KODAK REALTY, INC.
LASER-PACIFIC MEDIA CORPORATION
PAKON, INC.
QUALEX INC.

By_/s/ William G. Love_______________
Name: William G. Love
Title: Treasurer

CREO MANUFACTURING AMERICA LLC
KODAK AVIATION LEASING LLC

By_/s/ William G. Love_______________
Name: William G. Love
Title: Manager

KODAK PHILIPPINES, LTD.
NPEC INC.

By_/s/ William G. Love_______________
Name: William G. Love
Title: Assistant Treasurer